Exhibit 3.2

CERTIFICATE OF DESIGNATIONS

OF

6.75% SERIES A CONVERTIBLE PREFERRED STOCK

OF

ALBERTSONS COMPANIES, INC.

Albertsons Companies, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, (a) on May 18, 2020, the board of directors of the Corporation (the “Board of Directors”), pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, in each case to the extent not prohibited by Section 7(b) of this Certificate of Designations, the “Charter”), adopted the resolution set forth immediately below, which resolution is now, and at all times since its date of adoption has been, in full force and effect:

RESOLVED, that pursuant to the express authorization provided to the Board to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix, without further stockholder approval, the designation, powers, preferences and relative, participating, optional or other special rights, including voting powers and rights, and the qualifications, limitations or restrictions thereof, a series of preferred stock be, and hereby is, created and designated 6.75% Series A Convertible Preferred Stock, and that the designation and number of shares of such series, and the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, are as set forth in this certificate of designations, as it may be amended, modified or restated from time to time (the “Certificate of Designations”) as follows:

Section 1    Designation and Number of Shares. Pursuant to the Charter, there is hereby created out of the authorized and unissued shares of preferred stock of the Corporation, par value $0.01 per share (“Preferred Stock”), a series of Preferred Stock initially consisting of 1,750,000 shares of Preferred Stock designated as the “6.75% Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors or any duly authorized committee thereof, subject to the terms and conditions hereof and the requirements of applicable law; provided that (i) no increase shall cause the number of authorized shares of Series A Convertible Preferred Stock to exceed the total number of authorized shares of Preferred Stock and (ii) no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to a number less than the number of such shares then outstanding.

Section 2    General Matters; Ranking. Each share of Series A Convertible Preferred Stock shall be identical in all respects to every other share of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock, with respect to dividend rights and/or distribution rights upon the liquidation, winding-up or dissolution, as applicable, of the Corporation, shall rank (i) senior to each class or series of Junior Stock, (ii) on parity with each class or series of Parity Stock, (iii) junior to each class or series of Senior Stock and (iv) junior to the Corporation’s existing and future indebtedness and other liabilities.

Section 3    Standard Definitions. As used herein with respect to Series A Convertible Preferred Stock:

“ACI 2030 Indenture” means that certain indenture dated as of February 5, 2020, by and among the Company, Safeway Inc., New Albertsons, L.P., Albertson’s LLC, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee, with respect to the 4.875% Senior Notes due 2030 as in effect on the Initial Issuance Date.

“ADRs” shall have the meaning set forth in Section 15.

“Asset-Based Revolving Facility” means that certain Third Amended and Restated Asset-Based Revolving Credit Agreement, dated as of November 16, 2018 (as amended by Amendment No. 1, dated as of May 20, 2020), among the Company, as lead borrower, the subsidiary borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A. as administrative and collateral agent as in effect on the Initial Issuance Date.

“Average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each Trading Day in the relevant period.

“Averaging Period” shall have the meaning set forth in Section 14(a)(v).

“Bankruptcy Filing” means an event that would constitute an “Event of Default” under Section 6.01(g) or Section 6.01(h) of the ACI 2030 Indenture without giving effect to any waiver thereof consented to by noteholders pursuant to the ACI 2030 Indenture.

“Board of Directors” shall have the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“By-Laws” means the Amended and Restated By-Laws of the Corporation, as they may be amended, modified or restated from time to time.

“Certificate of Designations” shall have the meaning set forth in the recitals.

“Charter” shall have the meaning set forth in the recitals.

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Corporation.

“Clause A Distribution” shall have the meaning set forth in Section 14(a)(iii).

“Clause B Distribution” shall have the meaning set forth in Section 14(a)(iii).

“Clause C Distribution” shall have the meaning set forth in Section 14(a)(iii).

“close of business” means 5:00 p.m., New York City time.

“Common Stock” means, collectively, the Class A Common Stock and the Class A-1 Common Stock of the Corporation.

“Common Stock Dividend Amount” means an amount in cash equal to $206,250,000 per each fiscal year of the Corporation.

“Conversion Date” shall have the meaning set forth in Section 11(c).

“Conversion Price” means the Fixed Liquidation Preference per share of Series A Convertible Preferred Stock divided by the Conversion Rate, which on the Initial Issue Date equals $35.68.

“Conversion Rate” initially means 28.023 shares of Class A Common Stock per share of Series A Convertible Preferred Stock, which amount is subject to adjustment pursuant to Section 14. Whenever this Certificate of Designations refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference shall be deemed to be the Conversion Rate as of the close of business on such date. Upon any adjustment to the Fixed Liquidation Preference pursuant to Section 4(a), the Conversion Rate shall be proportionately adjusted.

“Conversion Settlement Period” shall have the meaning set forth in Section 11(b)(ii).

“Corporation” shall have the meaning set forth in the recitals.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2020.

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the Initial Issue Date and shall end on, and exclude, the first Dividend Payment Date.

“Dividends” shall have the meaning set forth in Section 4(a).

“Effective Date” means the first date on which the shares of Class A Common Stock trade on the Relevant Stock Exchange, regular way, reflecting the relevant share split or share combination, as applicable.

“Ex-Date” means the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Corporation or, if applicable, from the seller of the Class A Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Property” shall have the meaning set forth in Section 15.

“Expiration Date” shall have the meaning set forth in Section 14(a)(iv).

“Fixed Liquidation Preference” means, as to Series A Convertible Preferred Stock, initially $1,000.00 per share, subject to adjustment as set forth in Section 4(a).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.

A “Fundamental Change” shall be deemed to have occurred, at any time after the Initial Issue Date of the Series A Convertible Preferred Stock, if any of the following occurs:

(i)    the consummation of (A) any recapitalization, reclassification or change of the Class A Common Stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which the Class A Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or a combination thereof); (B) any consolidation, merger or other combination of the Corporation or binding share exchange pursuant to which the Class A Common Stock will be converted into, or exchanged for, stock, other securities or other property or assets (including cash or a combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries taken as a whole, to any person other than one or more of its Wholly-Owned Subsidiaries;

(ii)    any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Corporation, any of its Wholly-Owned Subsidiaries, a Permitted Holder or any of the Corporation’s or its Wholly-Owned Subsidiaries’ employee benefit plans (or any person or entity acting solely in its capacity as trustee, agent or other fiduciary or administrator of any such plan), filing a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of the Corporation’s directors;

(iii)    following a Qualified IPO, the Class A Common Stock (or other Exchange Property) ceases to be listed or quoted for trading on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or another U.S. national securities exchange or any of their respective successors); or

(iv)    the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation;

However, a transaction or transactions described in clause (i) or clause (ii) above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by holders of the Class A Common Stock, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) becomes the Exchange Property.

“Fundamental Change Conversion Period” means the period beginning on, and including, the Fundamental Change Effective Date and ending at the close of business on, and including, the date that is 20 calendar days after the Fundamental Change Effective Date. If the Corporation notifies Holders of a Fundamental Change later than the second Business Day following the Fundamental Change Effective Date, the Fundamental Change Conversion Period will be extended by a number of days equal to the number of days from, and including, such Fundamental Change Effective Date to, but excluding, the date of the notice.

“Fundamental Change Effective Date” shall mean the effective date of the relevant Fundamental Change.

“Fundamental Change Notice” shall have the meaning set forth in Section 9(e).

“Fundamental Change Stock Price” means, for any Fundamental Change, the price paid (or deemed paid) per share of Class A Common Stock in the Fundamental Change, which shall equal (i) if all holders of Class A Common Stock receive only cash in exchange for their Class A Common Stock in such Fundamental Change, the amount of cash paid per share of Class A Common Stock in such Fundamental Change, and (ii) in all other cases, (x) if such Fundamental Change occurs after an Initial Public Offering, the Average VWAP per share of Class A Common Stock over the 20 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the relevant Fundamental Change Effective Date and (y) if such Fundamental Change occurs before an Initial Public Offering, as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose at the Corporation’s sole expense.

“Holder” means each Person in whose name shares of Series A Convertible Preferred Stock are registered, who shall be treated by the Corporation as the absolute owner of those shares of Series A Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Initial Issue Date” means the first original issue date of either shares of the Series A Convertible Preferred Stock or shares of the Series A-1 Convertible Preferred Stock.

“Initial Public Offering” shall mean a consummated underwritten initial public offering of Common Stock.

“Junior Stock” means (i) the Common Stock and (ii) each other class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks (x) senior to the Series A Convertible Preferred Stock as to dividend rights or distribution rights upon the Corporation’s liquidation, winding-up or dissolution or (y) on parity with the Series A Convertible Preferred Stock as to dividend rights or distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Last Reported Sale Price” for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Class A Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock is then listed. If the Class A Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Class A Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Class A Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Class A Common Stock on such Trading Day from each of at least three (3) nationally recognized independent investment banking firms selected by the Corporation.

“Liquidation Dividend Amount” shall have the meaning set forth in Section 5(a).

“Mandatory Conversion” shall have the meaning set forth in Section 10(a).

“Mandatory Conversion Date” shall have the meaning set forth in Section 10(b).

“Mandatory Conversion Notice” shall have the meaning set forth in Section 10(b).

“Mandatory Conversion Notice Date” shall have the meaning set forth in Section 10(b).

“Market Disruption Event” means (i) a failure by the Relevant Stock Exchange to open for trading during its regular trading session; or (ii) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Class A Common Stock, for more than a one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in the Class A Common Stock.

“NYSE” means The New York Stock Exchange.

“Officer” means the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, any Assistant Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

“open of business” means 9:00 a.m., New York City time.

“Qualified IPO” shall mean an Initial Public Offering that generates gross cash proceeds to the Corporation and/or selling stockholders of at least $1,000,000,000.

“Parity Stock” means any class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank on parity with the Series A Convertible Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Participating Dividends” shall have the meaning set forth in Section 4(a).

“Permitted Apollo Holder” means (i) one or more investment funds affiliated with Apollo Global Management, Inc. and any of their respective Affiliates other than any portfolio companies (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with the Apollo Sponsors; provided that, collectively, the Apollo Sponsors control a majority of the voting power of such group.

“Permitted Holder” means the Pre-IPO Investors and any other Funds or managed accounts advised or managed by any Pre-IPO Investor or any of a Pre-IPO Investor’s affiliates.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“PIK Rate” means the Preferential Dividend Rate plus 2.25%.

“Preferential Dividend Rate” shall mean either (a) a rate per annum of 6.75% of the Fixed Liquidation Preference per share of the Series A Convertible Preferred Stock or (b) if a Qualified IPO has not been consummated prior to the date that is 18 months after the Initial Issue Date, a rate per annum of 8.75% of the Fixed Liquidation Preference per share of the Series A Convertible Preferred Stock for so long as a Qualified IPO shall have not been consummated, at which time the Preferential Dividend Rate shall be 6.75% per annum.

“Preferential Dividends” shall have the meaning set forth in Section 4(a).

“Preferred Stock” shall have the meaning set forth in Section 1 of this Certificate of Designations.

“Pre-IPO Investors” means individually and collectively, (a) Cerberus Capital Management, L.P., (b) Lubert-Adler Partners, L.P., (c) Klaff Realty, L.P., (d) Schottenstein Stores Corporation, (e) Kimco Realty Corporation and (f) the Permitted Apollo Holders.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Class A Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Class A Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Class A Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a duly authorized committee thereof, statute, contract or otherwise).

“Record Holder” means, with respect to any Dividend Payment Date, a Holder of record of the Series A Convertible Preferred Stock as such Holder appears on the stock register of the Corporation at the close of business on the related Regular Record Date.

“Redemption Notice” shall have the meaning set forth in Section 6(b).

“Redemption Notice Date” shall have the meaning set forth in Section 6(b).

“Regular Record Date” means, with respect to any Dividend Payment Date, the March 15, June 15, September 15 and December 15, as the case may be, immediately preceding the relevant Dividend Payment Date. These Regular Record Dates shall apply regardless of whether a particular Regular Record Date is a Business Day.

“Relevant Stock Exchange” means the NYSE or, if the Class A Common Stock is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which the Class A Common Stock is then listed or, if the Class A Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A Common Stock is then listed or admitted for trading.

“Reorganization Event” shall have the meaning set forth in Section 15.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Stock” means each class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Series A Convertible Preferred Stock as to dividend rights or distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Series A Convertible Preferred Stock” shall have the meaning set forth in Section 1 of this Certificate of Designations.

“Series A-1 Convertible Preferred Stock” means the series of Preferred Stock of the Corporation designated as the “6.75% Series A-1 Convertible Preferred Stock.”

“Significant Subsidiary” means any Subsidiary of the Corporation that would be a “Significant Subsidiary” of the Corporation within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

“Solvency Opinion” means an opinion from an accounting, appraisal or investment banking firm of nationally recognized standing that the Corporation is, and after effecting the applicable redemption pursuant to Section 6 will be, solvent.

“Spin-Off” means a payment of a dividend or other distribution on the Class A Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Corporation that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership or membership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in Class A Common Stock generally occurs on the Relevant Stock Exchange; provided that if the Class A Common Stock is not listed or admitted for trading, “Trading Day” means any Business Day.

“Trigger Event” shall have the meaning set forth in Section 14(a)(iii).

“Unit of Exchange Property” shall have the meaning set forth in Section 15.

“Valuation Period” shall have the meaning set forth in Section 14(a)(iii).

“VWAP” per share of Class A Common Stock on any Trading Day means the per share volume-weighted average price as displayed by Bloomberg (or its equivalent successor) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is not available, the market value per share of Class A Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for this purpose at the Corporation’s sole expense).

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed to be replaced by a reference to “100%”.

Section 4    Dividends.

(a)    Rate. Subject to the rights of holders of any class or series of Senior Stock, preferential cumulative dividends on the Series A Preferred Stock (the “Preferential Dividends”) shall accumulate daily in arrears, whether or not earned or declared by the Board of Directors or prohibited by law, at the Preferential Dividend Rate. Additionally, the holders of the Series A Convertible Preferred Stock shall receive any cash dividends that are paid to the holders of the Common Stock in excess of the Common Stock Dividend Amount to the same extent as if such Holders had converted the Series A Convertible Preferred Stock into Class A Common Stock and had held such shares of Class A Common Stock on the applicable record date (the “Participating Dividends”).

If declared, dividends on the Series A Convertible Preferred Stock shall be payable in cash (other than a PIK Dividend, as described below) quarterly on each Dividend Payment Date at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date, whether or not in any Dividend Period or Dividend Periods there have been funds legally available.

If declared, dividends shall be payable on the relevant Dividend Payment Date to Record Holders on the immediately preceding Regular Record Date, to the extent that such shares of Series A Convertible Preferred Stock remain outstanding on the applicable Dividend Payment Date; provided that the Regular Record Date for any such dividend shall not precede the date on which such dividend was so declared. If a Dividend Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

The amount of Preferential Dividends payable on each share of Series A Convertible Preferred Stock for each Dividend Period shall be computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of twelve 30-day months).

In the event that the Corporation does not declare and pay any Preferential Dividends in cash as described above, the Corporation shall instead pay such Preferential Dividends on the applicable Dividend Payment Date by increasing the Fixed Liquidation Preference of the Series A Convertible Preferred Stock at the PIK Rate, on a compounding basis, on such Dividend Payment Date (the “PIK Dividends” and, together with the Preferential Dividends and the Participating Dividends, the “Preferred Dividends”); provided that the Corporation shall only be permitted to elect to pay PIK Dividends for a maximum of two Dividend Periods for so long as any shares of Series A Convertible Preferred Stock or Series A Convertible Preferred Stock remain outstanding; provided further that the Corporation shall provide written notice to the Holders of such PIK Dividends at least 15 days prior to the Record Date for the applicable Dividend Payment Date.

At any time following a PIK Dividend, the Corporation may elect to pay an additional cash dividend to the holders of the Series A Convertible Preferred Stock in an amount equal to or less than the amount of such PIK Dividend and, upon any such cash dividend, the Fixed Liquidation Preference of the Series A Convertible Preferred Stock shall be reduced by an amount equal to such cash dividend; provided that the Fixed Liquidation Preference of the Series A Convertible Preferred Stock shall not be reduced to less than $1,000 per share; provided, further, that such payment of an additional dividend shall not reduce the number of elections that have been exercised by the Corporation to pay PIK Dividends.

No dividend shall be paid on any Junior Stock of the Corporation unless and until all Preferred Dividends (including any PIK Dividends) for all preceding Dividend Periods have been declared and paid in full in cash (to the extent permitted by the immediately preceding paragraph) for all outstanding shares of Series A Convertible Preferred Stock.

Other than Participating Dividends, Holders shall not be entitled to any dividends on Series A Convertible Preferred Stock in excess of full cumulative dividends.

Dividends on shares of Series A Convertible Preferred Stock converted to Common Stock shall cease to accumulate, and all other rights of Holders will terminate, from and after the applicable Conversion Date.

(b)    Priority of Dividends. So long as any share of Series A Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other class or series of Junior Stock, and no Common Stock or any other class or series of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its Subsidiaries unless, in each case, all accumulated and unpaid Preferred Dividends (including any PIK Dividends) for all preceding Dividend Periods have been declared and paid in full in cash, on all outstanding shares of Series A Convertible Preferred Stock. The foregoing limitation shall not apply to:

(i)    any dividend or distribution payable in shares of Common Stock or other Junior Stock, together with cash in lieu of any fractional share;

(ii)    purchases, redemptions or other acquisitions of Common Stock or other Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business, including, without limitation, (x) the forfeiture of unvested shares of restricted stock or share withholding or other acquisitions or surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise) and (y) the payment of cash in lieu of fractional shares;

(iii)    purchases or deemed purchases or acquisitions of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of Junior Stock or any securities exchangeable for or convertible into shares of Common Stock or other Junior Stock;

(iv)    any dividends or distributions of rights or Common Stock or other Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

(v)    purchases of Common Stock or other Junior Stock pursuant to a contractually binding requirement to buy Common Stock or other Junior Stock, including under a contractually binding stock repurchase plan, in each case, existing prior to the Initial Issue Date at a valuation no greater than $10 billion subsequent to (i) such purchases and (ii) the issuance and sale of the Series A Convertible Preferred Stock by the Corporation;

(vi)    the acquisition by the Corporation or any of its Subsidiaries of record ownership in Common Stock or other Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its Subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and

(vii)    the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or Junior Stock and, in each case, the payment of cash in lieu of fractional shares.

When dividends on shares of the Series A Convertible Preferred Stock (i) have not been declared and paid in full in cash on any Dividend Payment Date (including PIK Dividends), or (ii) have been declared but have not been paid in full in cash on any Dividend Payment Date (including PIK Dividends), no dividends may be declared or paid on any shares of Parity Stock unless all prior dividends (including PIK Dividends) are declared and paid in full in cash on the shares of Series A Convertible Preferred Stock. Thereafter, if declared by the Board of Directors, dividends shall be declared on the shares of Series A Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Series A Convertible Preferred Stock and such shares of Parity Stock shall be allocated pro rata among the Holders of the shares of the Series A Convertible Preferred Stock and the holders of any shares of Parity Stock then outstanding.

Subject to the foregoing, and not otherwise, such dividends as may be determined by the Board of Directors, or an authorized committee thereof, may be declared and paid (payable in cash, securities or other property) on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such dividends other than as provided in Section 4(a).

Section 5    Liquidation, Dissolution or Winding Up.

(a)    In the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, each Holder shall be entitled to receive, per share of Series A Convertible Preferred Stock, the greater of (x) the Fixed Liquidation Preference per share of the Series A Convertible Preferred Stock and (y) the amount such Holder would be entitled to receive on an as-converted to Class A Common Stock basis if such Holder elected to convert its Series A Convertible Preferred Stock on the date of such liquidation, winding-up or dissolution pursuant to Section 11 (the “Liquidation Preference”), plus an amount (the “Liquidation Dividend Amount”) equal to accumulated and unpaid dividends on such share, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of debt and other liabilities owed to the Corporation’s creditors and holders of shares of any Senior Stock and before any payment or distribution is made to holders of any Junior Stock, including, without limitation, Common Stock.

(b)    If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to (1) the Liquidation Preference plus the Liquidation Dividend Amount on the shares of the Series A Convertible Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends to, but excluding, the date fixed for liquidation, dissolution or winding up, on all Parity Stock, if applicable, are not paid in full, the Holders and all holders of any such Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to their respective liquidation preferences and amounts equal to the accumulated and unpaid dividends to which they are entitled.

(c)    After the payment to any Holder of the full amount of the Liquidation Preference and the Liquidation Dividend Amount for such Holder’s shares of Series A Convertible Preferred Stock, such Holder shall have no right or claim to any of the remaining assets of the Corporation.

(d)    Neither the sale, lease nor exchange of all or substantially all of Corporation’s assets or business (other than in connection with the liquidation, winding-up or dissolution of the Corporation), nor its merger or consolidation into or with any other Person, shall be deemed to be the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation.

Section 6    Redemption.

(a)    General. Other than as specifically permitted by this Certificate of Designation, the Corporation may not redeem any of the outstanding Series A Convertible Preferred Stock.

(b)    Redemption at the Option of the Corporation. At any time after the date that is six years after the Initial Issue Date, the Corporation shall have the right to redeem all, but not less than all, of the Series A Convertible Preferred Stock then outstanding at a redemption price equal to the product of (x) the Fixed Liquidation Preference of the Series A Convertible Preferred Stock then outstanding and (y) 105%, plus accrued and unpaid dividends to, but not including, the date of redemption. The Corporation may exercise its right to redeem the Series A Convertible Preferred Stock under this Section 6(b) by delivering a written notice (the “Redemption Notice”) thereof to all of the Holders and the date the Holders are given such notice is referred to as a “Redemption Notice Date”); provided that the Corporation shall be required to deliver to the Holders a Solvency Opinion on or before the redemption date. Each Redemption Notice shall be irrevocable. Such Redemption Notice shall (A) state the date on which the redemption shall occur, which date shall be no later than 10 days after the Redemption Notice Date (or, if such date falls on a day that is not a Business Day, the next day that is a Business Day), and (B) state the redemption price per share of Series A Convertible Preferred Stock to be paid on the redemption date. Holders may continue to exercise their right to convert shares of Series A Convertible Preferred Stock after the Redemption Notice Date prior to the date of redemption; provided, further, that the Corporation shall not be permitted to redeem the Series A Convertible Preferred Stock pursuant to this Section 6(b) if, as of the date of the Redemption Notice, RE Investor has validly delivered an Initial Notice pursuant to the Real Estate Agreement (each, as defined in Section 6(c) below).

(c)    Redemption in Connection with an Exchange. Unless a Bankruptcy Filing has occurred, in the event that the Corporation receives an Initial Notice (as defined in the Real Estate Agreement) to exchange shares of Series A Convertible Preferred Stock pursuant to the

Real Estate Agreement, dated as of May 20, 2020, between ACI Real Estate Company LLC and AL RE Investor, LLC (“RE Investor”), as it may be amended, modified or restated from time to time (the “Real Estate Agreement”), the Corporation shall have the right to redeem all, but not less than all, of the Series A Convertible Preferred Stock then outstanding at a redemption price equal to the product of (x) the aggregate Fixed Liquidation Preference of the Series A Convertible Preferred Stock of such Holder then outstanding and (y) 110%, plus accrued and unpaid dividends to, but not including, the date of redemption. The Corporation may exercise its right to redeem the Series A Convertible Preferred Stock under this Section 6(c) by delivering a Redemption Notice to the Holders; provided that the Corporation shall be required to deliver to the Holders a Solvency Opinion on or before the redemption date. Each Redemption Notice shall be irrevocable. Such Redemption Notice shall (A) state the date on which the redemption shall occur, which date shall be within 30 days after the RE Investor has delivered an Initial Notice following a Trigger Date (as defined in the Real Estate Agreement) pursuant to Section 5.01 of the Real Estate Agreement, and (B) state the redemption price per share of Series A Convertible Preferred Stock to be paid on the redemption date. Any Holder that received a Redemption Notice pursuant to this Section 6(c) may continue to exercise its right to convert shares of Series A Convertible Preferred Stock after the Redemption Notice Date prior to the date of redemption. For the avoidance of doubt, if the Corporation exercises its right to redeem any Series A Convertible Preferred Stock pursuant to this Section 6(c), such shares of Series A Convertible Preferred Stock will not be exchanged pursuant to the Real Estate Agreement.

(d)    Effect of Redemption. Effective immediately prior to the close of business on the day before any Series A Convertible Preferred Stock is redeemed pursuant to this Certificate of Designations, Dividends shall no longer accrue or be declared on any such shares of Series A Convertible Preferred Stock, and such shares of Series A Convertible Preferred Stock shall cease to be outstanding.

(e)    Status of Redeemed Shares. Shares of Series A Convertible Preferred Stock redeemed in accordance with this Certificate of Designation shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as to a particular series by the Board of Directors pursuant to provisions of the Charter.

Section 7    Voting Powers.

(a)    Voting. Each Holder shall be entitled to the whole number of votes equal to the number of whole shares of Series A Common Stock into which such Holder’s Series A Convertible Preferred Shares would be convertible on the record date for the vote or consent of stockholders or if no record date is established, at the date such vote or consent is taken, and shall otherwise have voting rights and consent rights equal to the voting rights and consent rights of the Series A Common Stock to the fullest extent permitted by law. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Series A Common Stock in accordance with the bylaws of the Corporation, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Series A Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders, in which case the Holders only shall vote as a separate class.

(b)    Other Consent Rights. So long as any shares of the Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of record of a majority in voting power of the outstanding shares of the Series A Convertible Preferred Stock and the Series A-1 Convertible Preferred Stock at the time outstanding and entitled to vote thereon (subject to the last paragraph of this Section 7(b)), voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such stockholders:

(i)    amend or alter the provisions of the Charter so as to authorize or create, or increase the authorized number of, any class or series of Senior Stock;

(ii)    amend, alter or repeal the provisions of the Charter or the Certificate of Designations so as to adversely affect the special rights, preferences or voting powers of the Series A Convertible Preferred Stock; or

(iii)    consummate a binding share exchange or reclassification involving the shares of the Series A Convertible Preferred Stock or a merger or consolidation of the Corporation with another entity, unless in each case: (x) the shares of the Series A Convertible Preferred Stock remain outstanding following the consummation of such binding share exchange, reclassification, merger or consolidation or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity (or the Series A Convertible Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent or the right to receive such securities; and (y) the shares of the Series A Convertible Preferred Stock that remain outstanding or such shares of preference securities, as the case may be, have such rights, preferences and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences and voting powers, taken as a whole, of the Series A Convertible Preferred Stock immediately prior to the consummation of such transaction;

(iv)    issue any Parity Stock or Senior Stock or any securities convertible into, exercisable for or exchangeable into Parity Stock or Senior Stock, other than any shares of Series A Convertible Preferred Stock in exchange for shares of Series A-1 Convertible Preferred Stock;

(v)    redeem any shares of capital stock or any securities convertible into, exercisable for or exchangeable into capital stock unless such redemption right is offered to all holders of the same class (including, with respect to the Class A Common Stock, the Series A Convertible Preferred Stock on an as-converted basis); or

(vi)    (w) Until the date on which a Qualified IPO in consummated, the Company shall not, and shall not permit any of its Subsidiaries to, incur any Indebtedness (as defined in the ACI 2030 Indenture) if, on a pro forma basis, the Total Leverage Ratio (as defined in and calculated under the ACI 2030 Indenture) would exceed 3.5 to 1.0;

(x)    the limitations set forth in clause (w) above shall not apply to:

(A)    Indebtedness outstanding (including amounts committed to be incurred) as of the Initial Issuance Date;

(B)    Indebtedness under the any revolving facility and/or working capital facilities (other than Indebtedness under the Asset-Based Revolving Facility which is deemed to be incurred under clause (x)(A) above); provided that Indebtedness under this clause (x)(B) shall be deemed to be incurred when first committed rather than when drawn;

(C)    Indebtedness of the Company to a Subsidiary or Indebtedness of a Subsidiary to the Company or another Subsidiary;

(D)    to the extent considered Indebtedness, Indebtedness permitted to be incurred under Section 4.03(b)(vi), (vii), (xii), (xvii), (xviii), (xx), (xxii) and/or (xxiii) of the ACI 2030 Indenture;

(E)    the incurrence of Indebtedness which serves to refund, refinance, replace, renew, extend or defease any Indebtedness permitted under this Section 7(b)(vi);

(F)    guarantees of any Indebtedness permitted under this Section 7(b)(vi);

(G)    the incurrence of Indebtedness in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (G) (and any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any such obligations), does not exceed $25 million;

(y)    notwithstanding anything to the contrary herein, when calculating the Total Leverage Ratio in connection with a Limited Condition Acquisition (as defined in the ACI 2030 Indenture), the date of determination of such ratio and of any Default or Event of Default blocker shall, at the option of the Company, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four-quarter reference period, and, for the avoidance of doubt, (A) if any such ratio is exceeded as a result of fluctuations in such ratio (including due to fluctuations in EBITDA of the Company or the target company) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (B) such ratio shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, any such transaction (including the related transactions to be entered into connection therewith) shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of subsequently calculating such ratio under this Certificate of Designation after the date of such agreement and before the consummation of such Limited Condition Acquisition;

(z)    furthermore, for purposes of calculating the Total Leverage Ratio for any Test Period ending on or prior to June 20, 2020, “EBITDA” shall be in no event exceed $3 billion;

provided, however, that in the event a transaction would trigger voting powers under clauses (ii) and (iii) above, clause (iii) shall govern; provided, further, however, that for all purposes of this Section 7(b):

(1)    any increase in the number of the Corporation’s authorized but unissued shares of Preferred Stock, or

(2)    the creation and issuance, or increase in the authorized or issued number, of any class or series of Junior Stock,

shall be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences or voting powers of the Series A Convertible Preferred Stock and shall not require the affirmative vote or consent of Holders.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(b) would adversely affect the rights, preferences or voting powers of the Series A Convertible Preferred Stock or Series A-1 Convertible Preferred Stock but not the other, then only the series the rights, preferences and voting powers of which are adversely affected and entitled to vote shall vote as a class.

(c)    Without the consent of the Holders, so long as such action does not adversely affect the special rights, preferences or voting powers of the Series A Convertible Preferred Stock, and limitations and restrictions thereof, the Corporation may amend, alter, supplement or repeal any terms of the Series A Convertible Preferred Stock for the following purposes:

(i)    to cure any ambiguity, omission or mistake, or to correct or supplement any provision contained in the Certificate of Designations that may be defective or inconsistent with any other provision contained in the Certificate of Designations;

(ii)    to make any provision with respect to matters or questions relating to the Series A Convertible Preferred Stock that is not inconsistent with the provisions of the Charter or the Certificate of Designations; or

(iii)    to make any other change that does not adversely affect the rights of any Holder (other than any Holder that consents to such change).

In addition, without the consent of the Holders, the Corporation may amend, alter, supplement or repeal any terms of the Series A Convertible Preferred Stock in order to file a certificate of correction with respect to the Certificate of Designations to the extent permitted by Section 103(f) of the Delaware General Corporation Law.

(d)    Prior to the close of business on the applicable Conversion Date, the shares of Class A Common Stock issuable upon conversion of any shares of the Series A Convertible Preferred Stock shall not be deemed to be outstanding for any purpose and Holders shall have no rights, powers or preferences with respect to such shares of Class A Common Stock, including voting powers (including the power to vote on any amendment to the Charter that would adversely affect the rights, powers or preferences of the Class A Common Stock), rights to respond to tender offers for the Class A Common Stock and rights to receive any dividends or other distributions on the Class A Common Stock, by virtue of holding the Series A Convertible Preferred Stock other than as set forth in this Certificate of Designations.

(e)    The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the By-Laws, applicable law and the rules of any national securities exchange or other trading facility on which the shares of capital stock of the Corporation are listed or traded at the time.

Section 8    Reserved.

Section 9    Fundamental Change.

(a)    If (x) the effective date of a Fundamental Change occurs prior to the fourth anniversary of the closing of an IPO, (y) the Fundamental Change Stock Price is less than 140% of the Conversion Price and (z) any Conversion Date occurs during the related Fundamental Change Conversion Period, then upon such conversion, in addition to the number of shares of Class A Common Stock to be delivered pursuant to Section 11, the converting Holder shall receive a number of additional shares of Class A Common Stock per share of Series A Convertible Preferred Stock being converted by such Holder equal to (i) the amount of accrued and unpaid dividends on the Series A Convertible Preferred Stock through the applicable Conversion Date plus the amount of Preferential Dividends scheduled to be paid after the applicable Conversion Date and on or before the fourth anniversary of the closing of an IPO (or if an IPO has not occurred prior to such Fundamental Change, the fourth anniversary of such Fundamental Change) divided by (ii) the Fundamental Change Stock Price.

(b)    If (x) the effective date of a Fundamental Change occurs prior to the third anniversary of the closing of an IPO, (y) the Fundamental Change Stock Price is greater than or equal to 140% of the Conversion Price and less than 160% of the Conversion Price and (z) any

Conversion Date occurs during the related Fundamental Change Conversion Period, then, in addition to the number of shares of Class A Common Stock to be delivered pursuant to Section 11, upon such conversion, the converting Holder shall receive a number of additional shares of Class A Common Stock per share of Series A Convertible Preferred Stock being converted by such Holder equal to (i) the amount of accrued and unpaid dividends on the Series A Convertible Preferred Stock through the applicable Conversion Date plus the amount of Preferential Dividends scheduled to be paid after the applicable Conversion Date and on or before the third anniversary of the closing of an IPO (or if an IPO has not occurred prior to such Fundamental Change, the fourth anniversary of such Fundamental Change) divided by (ii) the Fundamental Change Stock Price.

(c)    If (x) the effective date of a Fundamental Change occurs prior to the fourth anniversary of the closing of an IPO, (y) the Fundamental Change Stock Price is less than the Conversion Price and (z) any Conversion Date occurs during the related Fundamental Change Conversion Period, then upon such conversion, in lieu of the number of shares of Class A Common Stock to be delivered pursuant to Section 11, the converting Holder shall receive a number of shares of Class A Common Stock per share of Series A Convertible Preferred Stock being converted by such Holder equal to (i) the sum of the Fixed Liquidation Preference multiplied by 105% plus the amount of accrued and unpaid dividends on the Series A Convertible Preferred Stock through the applicable Conversion Date plus the amount of Preferential Dividends scheduled to be paid after the applicable Conversion Date and on or before the fourth anniversary of the closing of an IPO divided by (ii) the Fundamental Change Stock Price.

(d)    If (x) the effective date of a Fundamental Change occurs on or after the fourth anniversary of the closing of an IPO, (y) the Fundamental Change Stock Price is less than the Conversion Price and (z) any Conversion Date occurs during the related Fundamental Change Conversion Period, then upon such conversion, in lieu of the number of shares of Class A Common Stock to be delivered pursuant to Section 11, the converting Holder shall receive a number of shares of Class A Common Stock per share of Series A Convertible Preferred Stock being converted by such Holder equal to (i) the sum of the Fixed Liquidation Preference multiplied by 105% plus the amount of accrued and unpaid dividends on the Series A Convertible Preferred Stock through the applicable Conversion Date divided by (ii) the Fundamental Change Stock Price.

(e)    Notice. The Corporation shall provide written notice (the “Fundamental Change Notice”) to Holders of the Fundamental Change Effective Date no later than the second Business Day immediately following such Fundamental Change Effective Date.

The Fundamental Change Notice shall state:

(i)    the event causing the Fundamental Change;

(ii)    the anticipated Fundamental Change Effective Date or actual Fundamental Change Effective Date, as the case may be;

(iii)    the Fundamental Change Conversion Period; and

(iv)    the instructions a Holder must follow to effect a conversion in connection with such Fundamental Change.

(f)    Not later than the second Business Day following the Fundamental Change Effective Date, the Corporation shall notify Holders of the number of shares of Class A Common Stock to be delivered upon any conversion in connection with such Fundamental Change (if notice is provided to Holders prior to the anticipated Fundamental Change Effective Date, specifying how the number of shares will be determined).

Section 10    Mandatory Conversion.

(a)    If at any time, or from time to time, from and after the third anniversary of the closing of an IPO, the Last Reported Sale Price of the Class A Common Stock has equaled or exceeded $42.47 (subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate) (x) for at least 20 out of any 30 consecutive Trading Days immediately preceding the Mandatory Conversion Notice Date and (y) on the Mandatory Conversion Notice Date, the Corporation shall from time to time have the right to require the Holders to convert all, or any portion, of the outstanding Series A Convertible Preferred Stock, as designated in the Mandatory Conversion Notice relating to the applicable Mandatory Conversion on the applicable Mandatory Conversion Date, into fully paid, validly issued and nonassessable shares of Class A Common Stock at the Conversion Rate as of the applicable Mandatory Conversion Date (a “Mandatory Conversion”); provided that the Corporation shall not be permitted to effect a Mandatory Conversion with respect to more than one-third of the aggregate outstanding shares of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock as of the date of the first Mandatory Conversion Notice Date pursuant to this Section 10(a) in any twelve month period unless the Last Reported Sale Price of the Class A Common Stock has equaled or exceeded $48.53 (subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate) (x) for at least 20 out of any 30 consecutive Trading Days immediately preceding the Mandatory Conversion Notice Date and (y) on the Mandatory Conversion Notice Date.

(b)    The Corporation may exercise its right to require conversion under this Section 10 by delivering a written notice thereof to all Holders (a “Mandatory Conversion Notice” and of such delivery is referred to as a “Mandatory Conversion Notice Date”). Each Mandatory Conversion Notice shall be irrevocable. Each Mandatory Conversion Notice shall state (x) the Trading Day on which the applicable Mandatory Conversion shall occur, which Trading Day shall be the twentieth Trading Day following the applicable Mandatory Conversion Notice Date (or, if such date falls on a day that is not a Business Day, the next day that is a Business Day) (a “Mandatory Conversion Date”), (y) the number of shares of Series A Convertible Preferred Stock which the Corporation has elected to be subject to such Mandatory Conversion from such Holder and in the aggregate pursuant to this Section 10, (z) the number of shares of Class A Common Stock to be issued to such Holder on the applicable Mandatory Conversion Date. If the Corporation elects to cause a Mandatory Conversion pursuant to this Section 10, then it must simultaneously take the same action in the same proportion with respect to all Holders of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock to the extent practicable.

Section 11    Optional Conversion.

(a)    Subject to satisfaction of the conversion procedures set forth in this Section 11, each Holder shall have the option to convert its Series A Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Series A Convertible Preferred Stock), at any time, into shares of Class A Common Stock at the Conversion Rate, subject to adjustment in accordance with Section 11(b).

(b)    If, as of any Conversion Date, the Corporation has not declared all or any portion of the accumulated and unpaid dividends for all full Dividend Periods ending on a Dividend Payment Date prior to such Conversion Date, the Conversion Rate shall be adjusted, with respect to the relevant conversion, so that the Holders converting their Series A Convertible Preferred Stock at such time receive an additional number of shares of Class A Common Stock equal to:

(i)    such amount of undeclared, accumulated and unpaid dividends per share of Series A Convertible Preferred Stock for such prior full Dividend Periods, divided by

(ii)    (x) following an Initial Public Offering, the Average VWAP per share of the Class A Common Stock over the 20 consecutive Trading Day period (the “Conversion Settlement Period”) commencing on, and including, the 21st Scheduled Trading Day immediately preceding the Conversion Date or (y) prior to an Initial Public Offering, the value per share of the Class A Common Stock as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose at the Corporation’s sole expense.

Except as set forth in the first sentence of this Section 11(b) and in Section 9, upon any conversion of any shares of Series A Convertible Preferred Stock, the Corporation shall make no payment or allowance for unpaid dividends on such shares of the Series A Convertible Preferred Stock.

(c)    To effect a conversion, a Holder must:

(i)    complete and manually sign the conversion notice attached hereto as Exhibit A or a facsimile of such conversion notice;

(ii)    deliver the completed conversion notice and the shares of Series A Convertible Preferred Stock to be converted to the Corporation;

(iii)    if required, furnish appropriate endorsements and transfer documents; and

(iv)    if required, pay all transfer or similar taxes or duties, if any.

The conversion shall be effective on the date on which a Holder has satisfied the foregoing requirements, to the extent applicable (the “Conversion Date”).

A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Class A Common Stock upon conversion, but such Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Class A Common Stock in a name other than the name of such Holder.

The shares of Class A Common Stock issuable upon conversion shall be issued and credited to the account of the converting Holder in the records of the Corporation’s transfer agent only after all applicable taxes and duties, if any, payable by such converting Holder have been paid in full, and such shares will be delivered on the latest of (i) the second Business Day immediately succeeding the Conversion Date, (ii) if applicable, the second Business Day immediately succeeding the last day of the Conversion Settlement Period, and (iii) the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive the shares of Class A Common Stock issuable upon conversion shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock as of the close of business on the applicable Conversion Date. Except as set forth elsewhere herein, prior to the close of business on such applicable Conversion Date, the shares of Class A Common Stock issuable upon conversion of any shares of Series A Convertible Preferred Stock shall not be deemed to be outstanding for any purpose, and Holders shall have no rights, powers or preferences with respect to such shares of Class A Common Stock by virtue of holding shares of Series A Convertible Preferred Stock.

In the event that a conversion is effected with respect to shares of Series A Convertible Preferred Stock representing less than all the shares of the Series A Convertible Preferred Stock held by a Holder, upon such conversion the Corporation shall execute and deliver to the Holder thereof, at the expense of the Corporation, a certificate or book-entry position evidencing the shares of Series A Convertible Preferred Stock as to which conversion was not effected.

(d)    In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock to be issued upon conversion of such Series A Convertible Preferred Stock should be registered or, if applicable, the address to which the certificate or certificates representing such shares of Class A Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder as shown on the records of the Corporation and, if applicable, to send the certificate or certificates representing such shares of Class A Common Stock to the address of such Holder shown on the records of the Corporation.

(e)    Shares of Series A Convertible Preferred Stock shall cease to be outstanding on the applicable Conversion Date, subject to the right of Holders of such shares to receive shares of Class A Common Stock issuable upon conversion of such shares of Series A Convertible Preferred Stock.

Section 12    Reservation of Common Stock.

(a)    The Corporation shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock, solely for issuance upon the conversion of shares of Series A Convertible Preferred Stock, and free from any preemptive or other similar rights, a number of shares of Class A Common Stock equal to the maximum number of shares of Class A Common Stock deliverable upon conversion of all shares of Series A Convertible Preferred Stock (which shall initially equal a number of shares of Class A Common Stock equal to the product of (i) 1,750,000 shares of Series A Convertible Preferred Stock, and (ii) the Conversion Rate. For purposes of this Section 12(a), the number of shares of Class A Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)    Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series A Convertible Preferred Stock, as herein provided, shares of Class A Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Class A Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)    All shares of Class A Common Stock delivered upon conversion of the Series A Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders) and free of preemptive rights.

(d)    Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of Series A Convertible Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)    The Corporation hereby covenants and agrees that, if at any time the Class A Common Stock shall be listed on the NYSE or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and use its commercially reasonable efforts to keep listed, so long as the Class A Common Stock shall be so listed on such exchange or automated quotation system, all Class A Common Stock issuable upon conversion of the Series A Convertible Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Class A Common Stock until the first conversion of Series A Convertible Preferred Stock into Class A Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Class A Common Stock issuable upon the first conversion of the Series A Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 13    Fractional Shares. No fractional shares of Class A Common Stock shall be issued to Holders as a result of any conversion of shares of Series A Convertible Preferred Stock.

Section 14    Anti-Dilution Adjustments to the Conversion Rate. (a) The Conversion Rate shall be adjusted as set forth in this Section 14, except that the Corporation shall not make any adjustments to the Conversion Rate if Holders participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of Common Stock and solely as a result of holding the Series A Convertible Preferred Stock, in any of the transactions set forth in Sections 14(a)(i)-(iv) without having to convert their Series A Convertible Preferred Stock as if they held a number of shares of Common Stock equal to (x) the Conversion Rate as of the Record Date for such transaction, multiplied by (y) the number of shares of Series A Convertible Preferred Stock held by such Holder.

(i)    If the Corporation exclusively issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Corporation effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the Record Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR1 =	the Conversion Rate in effect immediately after the close of business on such Record Date or immediately after the open of business on such Effective Date, as applicable;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on such Effective Date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 14(a)(i) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type set forth in this Section 14(a)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the purposes of this Section 14(a)(i), the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date and the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination shall, in each case, not include shares that the Corporation holds in treasury. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock that it holds in treasury.

(ii)    If, following an Initial Public Offering, the Corporation issues to all or substantially all holders of Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of Common Stock at a price per share that is less than the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such issuance;

CR1 =	the Conversion Rate in effect immediately after the close of business on such Record Date;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the close of business on such Record Date;

X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of Common Stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 14(a)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the Record Date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are not delivered after the exercise of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered, if any. If such rights, options or warrants are not so issued, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such Record Date for such issuance had not occurred.

For the purpose of this Section 14(a)(ii), in determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Average VWAP per share for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors or a committee thereof.

(iii)    If the Corporation distributes shares of its capital stock, evidences of the Corporation’s indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its capital stock or other securities, to all or substantially all holders of Common Stock, excluding:

(A)    dividends, distributions or issuances as to which the provisions set forth in Section 14(a)(i) or Section 14(a)(ii) shall apply;

(B)    dividends or distributions paid exclusively in cash as to which there shall be no adjustment;

(C)    any dividends and distributions upon conversion of, or in exchange for, shares of Common Stock in connection with a recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as set forth under Section 15;

(D)    except as otherwise set forth in Section 14(a)(v), rights issued pursuant to a shareholder rights plan adopted by the Corporation; and

(E)    Spin-Offs as to which the provisions set forth below in this Section 14(a)(iii) shall apply;

then (x) if such distribution is made prior to an Initial Public Offering, each holder of Series A Convertible Preferred Stock shall participate in such distribution, at the same time and on the same terms as holders of Common Stock without having to convert such shares of Series A Convertible Preferred Stock and as if such holder held a number of shares of Common Stock equal to the product of (A) the Conversion Rate and (B) the number of shares of Series A Convertible Preferred Stock held by such holder and (y) if such distribution is made following an Initial Public Offering, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 - FMV

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the close of business on such Record Date;

SP0 =	the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV =	the fair market value (as determined by the Board of Directors or a committee thereof in good faith) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants so distributed, expressed as an amount per share of Common Stock on the Ex-Date for such distribution.

Any increase made under the portion of this Section 14(a)(iii) will become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, in respect of each share of Series A Convertible Preferred Stock, at the same time and upon the same terms as holders of Common Stock, the amount and kind of the Corporation’s capital stock, evidences of the Corporation’s indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its capital stock or other securities that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 14(a)(iii) where there has been a Spin-Off, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Ex-Date for the Spin-Off (the “Valuation Period”);

CR1 =	the Conversion Rate in effect immediately after the close of business on the last Trading Day of the Valuation Period;

FMV0 =	the Average VWAP per share of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the Valuation Period; and

MP0 =	the Average VWAP per share of Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph will become effective at the close of business on the last Trading Day of the Valuation Period.

Notwithstanding the foregoing, if any date for determining the number of shares of Common Stock issuable to a Holder occurs during the Valuation Period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the beginning of the Valuation Period and such determination date for purposes of determining the Conversion Rate. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors or a committee thereof determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

For purposes of this Section 14(a)(iii) (and subject in all respects to Section 14(a)(i) and Section 14(a)(ii)):

(A)    rights, options or warrants distributed by the Corporation to all or substantially all holders of the Common Stock entitling them to subscribe for or purchase shares of the Corporation’s capital stock, including Common Stock (either initially or under certain conditions), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”):

(1)	are deemed to be transferred with such shares of the Common Stock;

(2)	are not exercisable; and

(3)	are also issued in respect of future issuances of the Common Stock,

shall be deemed not to have been distributed for purposes of this Section 14(a)(iii) (and no adjustment to the Conversion Rate under this Section 14(a)(iii) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 14(a)(iii).

(B)    If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Initial Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof).

(C)    In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding clause (B)) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this clause (iii) was made:

(1)

in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, upon such final redemption or repurchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution pursuant to Section 14(a)(iv), equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase; and

(2)

in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued;

provided that, in each case, such rights, options or warrants are deemed to be transferred with such shares of the Common Stock and are also issued in respect of future issuances of the Common Stock.

For purposes of Section 14(a)(i), Section 14(a)(ii) and this Section 14(a)(iii), if any dividend or distribution to which this Section 14(a)(iii) is applicable includes one or both of:

(A)    a dividend or distribution of shares of Common Stock to which Section 14(a)(i) is applicable (the “Clause A Distribution”);

or

(B)    an issuance of rights, options or warrants to which Section 14(a)(ii) is applicable (the “Clause B Distribution”), then:

(1)

such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 14(a)(iii) is applicable (the “Clause C Distribution”) and the Conversion Rate adjustment required by this Section 14(a)(iii) with respect to such Clause C Distribution shall then be made; and

(2)

the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and the Conversion Rate adjustment required by Section 14(a)(i) and Section 14(a)(ii) with respect thereto shall then be made, except that, if determined by the Corporation (I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II)

any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on such Effective Date” within the meaning of Section 14(a)(i) or “outstanding immediately prior to close of business on such Record Date” within the meaning of Section 14(a)(ii).

(iv)    If the Corporation or any of its Subsidiaries make a payment in respect of a tender or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), (x) if such offer is made prior to an Initial Public Offering, each holder of Series A Convertible Preferred Stock shall have the right to participate in such offer, at the same time and on the same terms as holders of Common Stock without having to convert such shares of Series A Convertible Preferred Stock and as if such holder held a number of shares of Common Stock equal to the product of (A) the Conversion Rate and (B) the number of shares of Series A Convertible Preferred Stock held by such holder and (y) if such offer is made following an Initial Public Offering, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CR1 =	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC =	the aggregate value of all cash and any other consideration (as determined by the Board of Directors or a committee thereof in good faith) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the Average VWAP of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date (the “Averaging Period”).

The increase to the Conversion Rate under the preceding paragraph will become effective at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date. Notwithstanding the foregoing, if any date for determining the number of shares of Common Stock issuable to a Holder occurs within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date of any tender or exchange offer, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Expiration Date of such tender or exchange offer and such determination date for purposes of determining the Conversion Rate. For the avoidance of doubt, no adjustment under this Section 14(a)(iv) will be made if such adjustment would result in a decrease in the Conversion Rate, except as set forth in the immediately succeeding sentence.

In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall again be adjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(v)    If the Corporation has a rights plan in effect upon conversion of the Series A Convertible Preferred Stock into Common Stock, the Holders shall receive, in addition to any shares of Common Stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, the Conversion Rate will be adjusted at the time of separation as if the Corporation distributed to all or substantially all holders of Common Stock, shares of its capital stock, evidences of indebtedness, assets, property, rights, options or warrants as set forth in Section 14(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(vi)    The Corporation may (but is not required to), to the extent permitted by law and the rules of NYSE or any other securities exchange on which the shares of Common Stock is then listed, increase the Conversion Rate by any amount for a period of at least 20 Business Days if such increase is irrevocable during such 20 Business Days and the Board of Directors, or a committee thereof, determines that such increase would be in the best interest of the Corporation. The Corporation may also (but is not required to) make such increases in the Conversion Rate as it deems advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(vii)    The Corporation shall not adjust the Conversion Rate:

(A)    upon the issuance of shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan;

(B)    upon the issuance of any shares of Common Stock or rights or warrants to purchase such shares of Common Stock pursuant to any present or future benefit or other incentive plan or program of or assumed by the Corporation or any of its Subsidiaries;

(C)    upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in (B) of this Section 14(a)(vii) and outstanding as of the Initial Issue Date;

(D)    for a change in par value of the Common Stock;

(E)    for stock repurchases that are not tender offers referred to in Section 14(a)(iv), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board of Directors;

(F)    for accumulated dividends on the Series A Convertible Preferred Stock, except as described in Section 11;

(G)    for any cash dividends paid on the Common Stock; or

(H)    for any other issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities, except as otherwise stated herein.

(viii)    Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share of Common Stock. No adjustment to the Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate; provided, however, that if an adjustment is not made because the adjustment does not change the Conversion Rate by at least 1%, then such adjustment will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, on each date for determining the number of shares of Common Stock issuable to a Holder upon any conversion of the Series A Convertible Preferred Stock, the Corporation shall give effect to all adjustments that otherwise had been deferred pursuant to this clause (viii), and those adjustments will no longer be carried forward and taken into account in any future adjustment. Except as otherwise provided above, the Corporation will be responsible for making all calculations called for under the Series A Convertible Preferred Stock and shall be made in good faith.

(ix)    Whenever any provision of the Certificate of Designations requires the Corporation to calculate the VWAP per share of Common Stock over a span of multiple days, the Board of Directors, or any authorized committee thereof, shall make appropriate adjustments in good faith to account for any adjustments to the Conversion Rate that become effective, or any event that would require such an adjustment if the Ex-Date, Effective Date, Record Date or Expiration Date, as the case may be, of such event occurs during the relevant period used to calculate such prices or values, as the case may be.

(b)    Whenever the Conversion Rate is to be adjusted, the Corporation shall:

(i)    compute such adjusted Conversion Rate;

(ii)    within 10 Business Days after the Conversion Rate is to be adjusted, provide or cause to be provided, a written notice to the Holders of the occurrence of such event; and

(iii)    within 10 Business Days after the Conversion Rate is to be adjusted, provide or cause to be provided, to the Holders, a statement setting forth in reasonable detail the method by which the adjustments to the Conversion Rate were determined and setting forth such adjusted Conversion Rate.

Section 15    Recapitalizations, Reclassifications and Changes of Common Stock. In the event of:

(i)    any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the surviving corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another Person);

(ii)    any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation;

(iii)    any reclassification of Common Stock into another class of Common Stock or any other securities; or

(iv)    any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition),

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “Reorganization Event”), each share of the Series A Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders, become convertible into the kind of stock, other securities or other property or assets (including cash or any combination thereof) that such Holder would have been entitled to receive if such Holder had converted its Series A Convertible Preferred Stock into Common Stock immediately prior to such Reorganization Event (such stock, other securities or other property or assets (including cash or any combination thereof), the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of such Exchange Property that a holder of one share of Common Stock is entitled to receive).

If the transaction causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Exchange Property into which the Series A Convertible Preferred Stock shall be convertible shall be deemed to be:

(i)    the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; and

(ii)    if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of the Common Stock.

The Corporation shall notify Holders of the weighted average referred to in clause (i) in the preceding sentence as soon as practicable after such determination is made.

The number of Units of Exchange Property the Corporation shall deliver for each share of Series A Convertible Preferred Stock converted following the effective date of such Reorganization Event shall be determined as if references in Section 9, Section 10 and Section 11 to shares of Common Stock were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a Record Date that is prior to the date such shares of Series A Convertible Preferred stock are actually converted).

The above provisions of this Section 15 shall similarly apply to successive Reorganization Events, and the provisions of Section 14 shall apply to any shares of capital stock or ADRs of the Corporation (or any successor thereto) received by the holders of Common Stock in any such Reorganization Event.

The Corporation (or any successor thereto) shall, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 15.

Section 16    Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the Holder of any shares of Series A Convertible Preferred Stock as the true and lawful owner thereof for all purposes.

Section 17    Notices. All notices or communications in respect of Series A Convertible Preferred Stock shall be sufficiently given if given in writing and delivered by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or the By-Laws and by applicable law.

Section 18    No Preemptive Rights. The Holders shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Corporation of any class.

Section 19    Other Rights. The shares of Series A Convertible Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Robert A. Gordon, its Executive Vice President, General Counsel and Secretary, this 8th day of June, 2020.

ALBERTSONS COMPANIES, INC.

By:	/s/ Robert A. Gordon
	Name:	Robert A. Gordon
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit A

FORM OF NOTICE OF CONVERSION

(To be Executed by the Holder

in Order to Convert 6.75% Series A Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) 6.75% Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), of Albertsons Companies, Inc. (hereinafter called the “Corporation”) into Class A Non-Voting Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”) according to the conditions of the Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”), as of the date written below.

If Common Stock is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Series A Convertible Preferred Stock Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:

Applicable Conversion Rate:

Shares of Series A Convertible Preferred Stock

to be Converted:

Shares of Common Stock to be Issued:

Signature:

Name:

Address:*

Fax No.:

*	Address where Common Stock and any other payments or certificates shall be sent by the Corporation.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of 6.75% Series A Convertible Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of 6.75% Series A Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent.

The agent may substitute another to act for him or her.

Date:

Signature:

(Sign	exactly as your name in which your shares of Series A Convertible Preferred Stock are registered)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)